Exhibit 11.2

PDMR Securities Dealing Code

This PDMR Securities Dealing Code applies to persons discharging managerial responsibilities (PDMRs) of Pearson plc (the Company). You are also required to comply with the Securities Dealing Code which, among other things:

•	prohibits you from dealing at any time in the Company’s securities when you have inside information in relation to Pearson, and

•	prohibits you from dealing in the Company’s securities without obtaining advance clearance from the Company Secretary.

This additional Code is required because the UK Market Abuse Regulation imposes specific extra restrictions and obligations on PDMRs.

Failure to comply with this Code may result in internal disciplinary procedures. Depending on the circumstances it may also mean that you and any other person involved in a prohibited dealing has committed civil and/or criminal offences. This Code also imposes obligations on you in respect of “persons closely associated” with you.

If you have any questions on this, please speak to the Company Secretary.

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1.

Unless the Company has given you advance permission in accordance with Section 2, you cannot deal on your own account, or for the account of a third party, directly or indirectly, in any securities of the Company during the Closed Period before the announcement of the H1 interim report and preliminary full year results, during the internal Closed Periods before the announcement of the Q1 and Q3 trading updates and during any other time period designated by the Company as a Closed Period. The Company will give you advance notice of the dates of all Closed Periods.

The concept of dealing is very wide. For example, as well as including buying or selling securities, it also includes making elections in relation to options under any of our share plans, transferring shares between accounts in your own name, to your spouse, or to a third-party (including as a gift), using the Company’s shares as security for a loan and entering into any derivative contract which relates to the Company’s securities.

2.	The Company only has a very limited ability to permit you to trade during a Closed Period but may, as an exception, allow you to do so where the proposed trading activity:

•	is in relation to specific types of employee benefit scheme; or

•	is a transfer between your own security accounts and does not result in a change in price of the securities,

provided that in each case you are able to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and you do not have inside information.

3.

Please talk to the Company Secretary in advance about any proposed transactions in the Company’s securities even where clearance is not required under this Code or the Securities Dealing Code and encourage any persons who are closely associated with you (your PCAs) to do the same.

In any event, whether or not the Company is in a Closed Period, every transaction in the Company’s securities conducted on your own account, or on the account of any of your PCAs, must be promptly notified by that person to:

•	the Company Secretary no later than one business day after the relevant transaction; and

•

the FCA no later than three working days after the relevant transaction (the Company Secretary will assist you and your PCAs with this if you ask him/ her either before, or as soon as, the transaction has taken place).

Your PCAs are:

(i)	your spouse or civil partner;

(ii)	your dependent children, meaning children or stepchildren under the age of 18 years who are unmarried and do not have a civil partner;

(iii)	a relative who has shared the same household as you on the date of dealing; and

(iv)

a legal person, trust or partnership, the managerial responsibilities of which are discharged by you or by one of the persons in paragraphs (i) to (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

4.	You must inform:

•	your PCAs in writing of their obligations under paragraph 3 and keep a copy of that notification (the Company Secretary will provide you with a letter that you can use to do this); and

•	the Company Secretary of the identity of your PCAs (including any changes to that list).

Annex 1

Non-exhaustive list of notifiable transactions

Transaction

An acquisition, disposal, short sale, subscription or exchange

The acceptance or exercise of a share option or award, including of a share option/award granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise and/or vesting of a share option/award

Entering into or exercising equity swaps

Transactions in or related to derivatives, including cash-settled transactions

Entering into a contract for difference on a financial instrument of the Company

The acquisition, disposal or exercise of rights, including put and call options, and warrants

Subscriptions to a capital increase or debt instrument issuance

Transactions in derivatives and financial instruments linked to a debt instrument of the company, including credit default swaps

Conditional transactions, upon the occurrence of the conditions and actual execution of the transactions

Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares

Gifts and donations made or received, and inheritance received

Transactions executed in index-related products, baskets and derivatives

Transactions executed by a manager of an alternative investment fund in which the PDMR or its PCA has invested

Transactions executed in shares or units of investment funds, including alternative investment funds (AIFs)

Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a PDMR or their PCA

Borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked to them

The pledging or lending of financial instruments by a PDMR or a PCA. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility

Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a PCA, including where discretion is exercised

Transactions made under a life insurance policy, where the policyholder is a PDMR or a PCA and they bear the investment risk and have the power or discretion to make investment decisions in relation to the policy. No notification obligation is imposed on the insurance company